EXHIBIT 99.1
Good afternoon,

As we are all aware, the ongoing COVID-19 pandemic is creating unprecedented health and financial impacts and risks – globally, for BNED’s business and for each one of us and our families. We are all and each being severely tested. BNED must adapt quickly in light of this evolving and very fluid situation, and we are taking steps to do so.

We know that our people are our greatest asset and BNED has taken a number of steps to ensure your health, safety and well-being. That remains our top priority – now, and always. At the same time, it is imperative that we take unpleasant but necessary steps to strengthen BNED’s financial position and sustainability during this period of uncertainty when we are unable to forecast future cash flows. We need to do what is prudent today to create the best opportunity for BNED to emerge from this crisis in as strong a position as possible. This is our responsibility to you as employees, to our customers and to our other stakeholders.

Earlier this afternoon, certain employees from our stores and corporate offices were informed that they will be furloughed effective Monday, April 6, until further notice. Employees who participate in any company benefit plans will retain those benefits, and can apply for unemployment benefits during the furlough period. That said, furloughed employees will not be able to send or receive work-related email or text messages, or be on work-related calls.

This was an incredibly difficult decision, however these steps will enable us to continue providing our people with much needed benefits. And it means that when life goes back to normal, as we know it eventually will, we will be well-positioned to resume normal operations as our schools reopen and ensure we can provide our valued team members opportunities for growth and development.

With the announcement of this furlough, we will also be temporarily suspending employer matching contributions into our 401(k) plan through the end of 2020. We will be providing additional information on this change tomorrow.

I assure you that these decisions were made with a very heavy heart given their impact on our employees and their families. We realize the significance of this for you and the hardship it will cause for many. These were by far the most difficult decisions we’ve had to make, because they impact so many of our people that we truly value and deeply care about. As CEO, I believe it is important that I share in the sacrifice our people are making in a very direct and personal way. Accordingly, I am taking a 25% reduction in my base salary through the end of my current contract term.

It is critical to remember that, despite these challenging circumstances, BNED is working on a number of important initiatives that will drive success for both our company and our customers. There is much to be proud of, and much to continuing working towards.

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We are working closely with our existing schools and, also, winning exciting new accounts, and seeing increased demand for digital offerings including BNC First Day® and AIP, as well as First Day Complete; digital and virtual access with more affordable solutions are more relevant than ever.

•	We are continuing to support students through our bartleby® digital suite of solutions, and are also providing free access to these tools to further help students as they adjust to online learning.

•	And we are ensuring students will have books in their hands for the Fall term, thanks to our dedicated team at the MBS warehouse, which continues to operate as an essential business during this time.

We are living in very difficult times, and there are many unknowns because no one can accurately predict the COVID curve. We are all in this together and I know that we will get through this thanks to the strength of our people and the value we deliver to our institutional and student relationships. Our BNED senior leadership is working tirelessly and has pledged its total commitment to do whatever it takes to guide BNED through these times.

We are extremely grateful to each and every one of you for the roles you play in supporting our customers and driving our company forward. Please stay safe and healthy. Remember that your well-being, and the well-being of your families and communities, are of the utmost importance right now.

Thank you again for your dedication and commitment during this challenging time.

Mike